Consent of Independent Registered Public Accounting Firm

Audit Committee, Board of Directors and Stockholders

ICC Holdings, Inc.

Rock Island, Illinois

We consent to the incorporation by reference in the registration statement of ICC Holdings, Inc. on Form S-8 (No. 333-214081) of our reports dated March 31, 2017, on our audits of the consolidated financial statements of ICC Holdings, Inc. as of December 31, 2016 and 2015, and for the years ended December 31, 2016 and 2015, which is included in the Annual Report on Form 10-K.

/s/ BKD, LLP

Cincinnati, Ohio

August 11, 2017